'     For Immediate Release

Lincoln Financial Reports 2024 Fourth Quarter and Full Year Results
____________________________________
Radnor, PA, February 6, 2025: Lincoln Financial (NYSE: LNC) today reported financial results for the fourth quarter and full year ended December 31, 2024.
•Fourth quarter net income available to common stockholders was $1.7 billion, or $9.63 per diluted share.
•Fourth quarter adjusted operating income available to common stockholders was $332 million, or $1.91 per diluted share.
•The primary differences between net income and adjusted operating income resulted from the following factors:
◦$1.2 billion of the pre-tax net income, or $6.83 per diluted share, was primarily due to changes in market risk benefits driven by the increase in interest rates, a non-economic impact.
◦$587 million of the pre-tax net income, or $3.37 per diluted share, was primarily driven by a change in the fair value of an embedded derivative related to the Fortitude Re reinsurance transaction, with a direct offset in other comprehensive income (loss).
•Lincoln's estimated risk-based capital ("RBC") ratio was in excess of 430% at year end.

"We achieved strong results in the fourth quarter of 2024, capping a year that demonstrated our continued momentum to build a solid capital foundation, increase operational efficiency, and deliver profitable growth," said Ellen Cooper, Chairman, President and CEO of Lincoln Financial. "Our accelerated pace was led by Group Protection which reported a record fourth quarter and full year for sales, earnings, and margin. Annuities generated robust earnings growth for the same reporting periods, with a diversified product mix supporting its highest full-year sales in five years. We refocused our Life business to emphasize more risk-sharing products, and our Retirement business saw full-year total deposit growth of 25%, driving its tenth consecutive year of positive flows.

The strength of our broad-based execution sets the stage for future success in positioning Lincoln for sustained long-term value creation as we further leverage our competitive advantages, including our powerful franchise, distribution leadership, broad product portfolio, and trusted brand.”

Business Highlights
Our 2024 fourth-quarter and full-year results were driven by the substantial progress of each of our businesses in executing their strategic priorities.

Retail Solutions
•Annuities reported operating income of $303 million, 14% higher than the 2023 fourth quarter (excluding the impact of a fourth quarter 2023 model refinement), driven by account balance growth due to strong markets and higher spread income. Fourth-quarter sales were $3.7 billion, rounding out a strong year in which sales increased 7% compared to the prior year and reached the highest level since 2019. The strength of this result was attributable to a diversified product mix that addressed a range of customer preferences, with spread-based products comprising approximately two-thirds of sales.

•Life Insurance reported an operating loss of $15 million, compared to an operating loss of $6 million in the prior-year quarter. The loss was due to unfavorable mortality primarily driven by higher-than-expected severity, partially offset by higher alternative investment income and lower net G&A expenses. Total sales were $119 million, essentially unchanged sequentially. We continue to focus on growth in accumulation and protection products with more risk sharing, which are expected to generate more stable cash flows and higher risk-adjusted returns over time.

Workplace Solutions
•Group Protection reported operating income of $107 million in the quarter, which more than doubled year over year, and its margin expanded to 8.4%, increasing 430 basis points for the same period. Group generated record sales and earnings for the full year , resulting in nearly 300 basis points of margin expansion year over year (excluding the impact of the annual assumption review in both periods). This outcome was driven by continued favorable long-term disability results, improved mortality, and strong operational execution. Premiums increased by 3% for the same period, reflecting ongoing pricing discipline on new sales and renewals.
•Retirement Plan Services reported operating income of $43 million in the quarter, up 13% year over year, due to higher account balances and lower net G&A expenses. First-year sales were

$1.3 billion in the quarter, 46% higher than the prior-year period, and full-year total deposits increased 25% compared to 2023 as our differentiated service model and product innovation continued to resonate within the market. Additionally, net inflows were positive for a tenth consecutive year.
Earnings Summary

(in millions, except per share data)	As of or For the Three Months Ended		As of or For the Twelve Months Ended
	12/31/23(1)	12/31/24	12/31/23(1)	12/31/24
Net income (loss)	$(1,235)	$1,686	$(752)	$3,275
Net income (loss) available to common stockholders — diluted	(1,246)	1,675	(835)	3,187
Net income (loss) per diluted share available to common stockholders(2)	$(7.35)	$9.63	$(4.92)	$18.41
Adjusted income (loss) from operations	263	343	990	1,315
Adjusted income (loss) from operations available to common stockholders	252	332	908	1,224
Adjusted income (loss) from operations per diluted share available to common stockholders	$1.47	$1.91	$5.32	$7.07

(1) Prior period amounts have been recast to conform to the current period presentation.
(2) In periods where a net loss is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as using diluted shares would result in a lower loss per share.

Reconciliation of Net Income to Adjusted Income from Operations(1)

(in millions)	For the Three Months Ended		For the Twelve Months Ended
	12/31/23(1)	12/31/24	12/31/23(1)	12/31/24
Net income (loss) available to common stockholders — diluted	$(1,246)	$1,675	$(835)	$3,187
Less:
Preferred stock dividends declared	(11)	(11)	(82)	(91)
Adjusted for deferred units of LNC stock in our deferred compensation plans	—	—	(1)	3
Net income (loss)	(1,235)	1,686	(752)	3,275
Less:
Net annuity product features, pre-tax	(1,008)	1,187	68	2,508
Net life insurance product features, pre-tax	(225)	46	(393)	(207)
Credit loss-related adjustments, pre-tax	(27)	(28)	(80)	(152)
Investment gains (losses), pre-tax(2)	167	(67)	(959)	(483)
Changes in the fair value of reinsurance-related embedded derivatives,
trading securities and certain mortgage loans, pre-tax(2)	(776)	587	(802)	535
Gains (losses) on other non-financial assets - sale of
subsidiaries/businesses, pre-tax(2)	—	—	—	582
Other items, pre-tax(2)	(32)	(32)	(55)	(270)
Income tax benefit (expense) related to the above pre-tax items	403	(350)	479	(553)
Adjusted income (loss) from operations	$263	$343	$990	$1,315
Adjusted income (loss) from operations available to common stockholders	$252	$332	$908	$1,224

(1) See the definition of Adjusted Income from Operations at the back of this press release for revisions made to the definition in the third quarter of 2024 and further explanation of reconciliation line items. Prior period impacts have been recast to conform to the current period presentation.
(2) Refer to the full reconciliation at the back of this release for footnotes.

Variable Investment Income

Alternative Investment Income, after-tax(1)	For the Three Months Ended					For the Twelve Months Ended
(in millions)	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24	12/31/23	12/31/24
Annuities	$3	$2	$1	$3	3	$13	$9
Life Insurance	39	58	26	73	76	163	233
Group Protection	2	1	1	1	1	7	4
Retirement Plan Services	2	1	—	2	2	8	5
Other Operations	—	—	—	—	1	1	1
Consolidated	$46	$62	$28	$79	$83	$192	$252

(1) Excludes alternative investment income on investments supporting our modified coinsurance and coinsurance with funds withheld agreements as we have limited economic interest in those investments.

Prepayment Income, after-tax(1)	For the Three Months Ended					For the Twelve Months Ended
(in millions)	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24	12/31/23	12/31/24
Annuities	$1	$1	$—	$—	$2	$2	$3
Life Insurance	2	—	2	3	1	4	6
Group Protection	—	—	—	1	1	1	2
Retirement Plan Services	—	1	—	—	1	1	2
Other Operations	—	—	—	—	—	—	—
Consolidated	$3	$2	$2	$4	$5	$8	$13
(1) Prepayment income is actual income reported in the quarter.

Items Impacting Segment and Other Operations Results

	For the Three Months Ended December 31, 2024
(in millions)	Annuities	Life Insurance	Group Protection	Retirement Plan Services	Other Operations
After-tax impacts:
Alternative investment income compared to return target(1)	$—	$7	$—	$—	$1
Prepayment income(2)	2	1	1	1	—
Annual assumption review	—	—	—	—	—
Tax items	—	—	—	—	—
Other	—	—	—	—	—
Total impact	$2	$8	$1	$1	$1

(1) Alternative investment income comparison to return target assumes a 10% annual return on the alternative investment portfolio.
(2) Prepayment income is actual income reported in the quarter.

Capital and Liquidity

	For the Three Months Ended
(in millions, except percent and per share data)	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24
Holding company available liquidity(1)	$458	$466	$463	$459	$463
RBC ratio(2)	407%	400-410%	>420%	>420%	>430%
Book value per share (BVPS), including AOCI	$34.81	$38.46	$40.78	$46.97	$42.60
Book value per share, excluding AOCI(3)	$55.30	$61.63	$66.37	$62.67	$72.06
Adjusted book value per share(3)	$64.97	$65.01	$68.51	$70.04	$72.34

(1) Holding company available liquidity presented as of 3/31/2024, 6/30/2024, 9/30/2024 and 12/31/2024 does not include the $300 million prefunding of a 2025 maturity.
(2) The RBC ratio is calculated annually as of December 31, but is reported in the March statutory reporting, and as such, the quarterly ratios presented for 3/31/2024, 6/30/2024, 9/30/2024 and 12/31/2024 are considered estimates based on information known at the time of reporting.
(3) Refer to the reconciliation to book value per share, including AOCI, at the back of this release.

Annuities

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/23(1)	3/31/24	6/30/24	9/30/24	12/31/24	Change	12/31/23(1)	12/31/24	Change
Total operating revenues	$(525)	$1,269	$1,209	$1,195	$1,223	NM	$3,002	$4,896	63.1%
Total operating expenses	(846)	952	858	836	864	202.1%	1,789	3,508	96.1%
Income (loss) from operations before taxes	321	317	351	359	359	11.8%	1,213	1,388	14.4%
Federal income tax expense (benefit)	42	58	54	58	56	33.3%	140	228	62.9%
Income (loss) from operations	$279	$259	$297	$301	$303	8.6%	$1,073	$1,160	8.1%
Income (loss) from operations, excluding impact of annual assumption review	$279	$259	$297	$300	$303	8.6%	$1,085	$1,159	6.8%
Total sales	$4,365	$2,847	$3,817	$3,375	$3,689	(15.5)%	$12,840	$13,727	6.9%
Net flows	$285	$(1,993)	$(954)	$(1,637)	$(1,891)	NM	$(2,034)	$(6,475)	NM
Average account balances, net of reinsurance	$147,419	$155,291	$158,370	$161,680	$165,424	12.2%	$148,206	$160,032	8.0%
Return on average account balances (bps)	76	67	75	74	73		72	72
(1) Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter 2023.

•Income from operations was $303 million for the fourth quarter, a 14% increase compared to the prior-year quarter (excluding the impact of a $14 million fourth-quarter 2023 model refinement). This increase was primarily due to favorable equity markets and higher spread income.
•Total sales were $3.7 billion in the quarter, capping a strong year in which sales increased 7% compared to the prior year.
•Net outflows were approximately $1.9 billion in the quarter, compared to net inflows of $285 million in the prior-year quarter, due to the effect of higher interest rates and strong equity markets.
•Average account balances, net of reinsurance, were $160 billion for the full year, increasing 8% year over year. This result was primarily due to growth in RILA, driven by strong sales momentum throughout 2024. RILA represented 21% of total annuity ending account balances, net of reinsurance, a 3 percentage point increase year over year.

Life Insurance

(in millions)	As for or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24	Change	12/31/23	12/31/24	Change

Total operating revenues	$1,667	$1,541	$1,511	$1,589	$1,608	(3.5)%	$6,907	$6,248	(9.5)%
Total operating expenses	1,681	1,591	1,562	1,568	1,634	(2.8)%	7,138	6,353	(11.0)%
Income (loss) from operations before taxes	(14)	(50)	(51)	21	(26)	(85.7)%	(231)	(105)	54.5%
Federal income tax expense (benefit)	(8)	(15)	(16)	(1)	(11)	(37.5)%	(72)	(42)	41.7%
Income (loss) from operations	$(6)	$(35)	$(35)	$22	$(15)	NM	$(159)	$(63)	60.4%
Income (loss) from operations, excluding the impact of annual assumption review	$(6)	$(35)	$(35)	$14	$(15)	NM	$(3)	$(71)	NM
Average account balances, net of reinsurance	$45,608	$42,280	$43,230	$44,055	$44,746	(1.9)%	$48,722	$43,578	(10.6)%
Total sales	$144	$91	$105	$122	$119	(17.4)%	$542	$438	(19.2)%

•The loss from operations was $15 million, compared to a loss of $6 million in the prior-year quarter. This increase was driven by unfavorable mortality primarily due to higher-than-expected severity, partially offset by higher alternative investment income and lower net G&A expenses.
•Total sales were $119 million, essentially unchanged sequentially. We remain focused on growing our presence in accumulation and protection products with more risk-sharing, which are expected to generate more stable cash flows and higher risk-adjusted returns over time.
•Average account balances, net of reinsurance, were $45 billion, relatively flat versus the prior-year quarter.

Group Protection

(in millions, except margin data)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24	Change	12/31/23	12/31/24	Change
Total operating revenues	$1,387	$1,425	$1,441	$1,432	$1,418	2.2%	$5,563	$5,717	2.8%
Total operating expenses	1,322	1,324	1,276	1,295	1,282	(3.0)%	5,184	5,179	(0.1)%
Income (loss) from operations before taxes	65	101	165	137	136	109.2%	379	538	42.0%
Federal income tax expense (benefit)	13	21	35	28	29	123.1%	80	113	41.3%
Income (loss) from operations	$52	$80	$130	$109	$107	105.8%	$299	$425	42.1%
Income (loss) from operations, excluding the impact of annual assumption review	$52	$80	$130	$110	$107	105.8%	$275	$426	54.9%
Insurance premiums	$1,250	$1,285	$1,298	$1,288	$1,274	1.9%	$5,014	$5,145	2.6%
Total sales	$398	$144	$161	$84	$467	17.3%	$693	$856	23.5%
Total loss ratio	76.6%	75.0%	70.1%	71.4%	71.0%		74.5%	71.9%
Operating margin(1)	4.1%	6.2%	10.0%	8.4%	8.4%		6.0%	8.3%
Operating margin, excluding the impact of annual assumption review	4.1%	6.2%	10.0%	8.5%	8.4%		5.5%	8.3%

(1) Operating margin is calculated by dividing income (loss) from operations by insurance premiums.

•Income from operations was $107 million in the quarter, more than doubling compared to the prior-year quarter. The margin was 8.4%, increasing 430 basis points for the same period. These results were driven by continued favorable long-term disability results, improved mortality trends, and strong operational execution.
•Sales increased 17% year over year with growth across all product categories.
•The total loss ratio was 71.0%, 560 basis points lower than the prior-year quarter. This result was due to the same factors that drove Group's margin improvement.
•Insurance premiums were $1.3 billion in the quarter, increasing 2% as we continued to maintain pricing discipline.

Retirement Plan Services

(in millions, except ROA data)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24	Change	12/31/23	12/31/24	Change
Total operating revenues	$322	$322	$327	$335	$337	4.7%	$1,310	$1,321	0.8%
Total operating expenses	278	281	281	286	288	3.6%	1,109	1,135	2.3%
Income (loss) from operations before taxes	44	41	46	49	49	11.4%	201	186	(7.5)%
Federal income tax expense (benefit)	6	5	6	5	6	0.0%	30	23	(23.3)%
Income (loss) from operations	$38	$36	$40	$44	$43	13.2%	$171	$163	(4.7)%

Deposits	$2,972	$3,802	$3,282	$4,180	$3,473	16.9%	$11,778	$14,738	25.1%
Net flows	$(332)	$391	$(197)	$651	$(732)	NM	$132	$112	(15.2)%
Average account balances	$96,045	$103,240	$106,374	$110,550	$113,711	18.4%	$94,520	$108,259	14.5%
Return on average account balances (bps)	16	14	15	16	15		18	15

•Income from operations was $43 million in the quarter, a 13% improvement over the prior year. This result was primarily due to higher account balances and lower net G&A expenses.
•Total deposits for the quarter were $3.5 billion, 17% higher than the prior-year quarter, as our differentiated service model and product innovation continued to resonate in the market.
•Net outflows totaled $732 million for the quarter, driven by seasonally higher terminations, partially offset by continued strength in first-year sales. Net inflows for 2024 full year were $112 million, representing ten consecutive years of positive net flows.
•Average account balances for the quarter were $114 billion, increasing 18% from the prior year.

Other Operations

(in millions)	As of or For the Three Months Ended						As of or For the Twelve Months Ended
	12/31/23(1)	3/31/24	6/30/24	9/30/24	12/31/24	Change	12/31/23(2)	12/31/24	Change
Total operating revenues	$(884)	$27	$39	$52	$42	104.8%	$(755)	$160	121.2%
Total operating expenses	(751)	146	161	157	160	121.3%	(249)	626	NM
Income (loss) from operations before taxes	(133)	(119)	(122)	(105)	(118)	11.3%	(506)	(466)	7.9%
Federal income tax expense (benefit)	(33)	(23)	(25)	(21)	(23)	30.3%	(112)	(96)	14.3%
Income (loss) from operations(3)	$(100)	$(96)	$(97)	$(84)	$(95)	5.0%	$(394)	$(370)	6.1%

(1) Day one impacts related to the reinsurance transaction with Fortitude Re caused line-item volatility in the fourth quarter of 2023.
(2) The twelve-month period ended December 31, 2023 has been recast to conform to the revised definition of income (loss) from operations. See Definitions of Non-GAAP Measures at the back of this press release.
(3) Income (loss) from operations does not include preferred dividends.

Unrealized Gains and Losses

The Company reported a net unrealized loss of $10.3 billion (pre-tax) on its available-for-sale securities as of December 31, 2024. This compared to a net unrealized loss of $8.7 billion (pre-tax) as of December 31, 2023, with the year-over-year increase primarily due to higher Treasury rates.

The tables attached to this release define and reconcile the non-GAAP measures adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share to net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, calculated in accordance with GAAP.

This press release contains statements that are forward-looking, and actual results may differ materially. Please see the Forward-looking Statements – Cautionary Language at the end of this release for factors that may cause actual results to differ materially from the company’s current expectations.

For other financial information, please refer to the company’s fourth quarter 2024 statistical supplement and fourth quarter 2024 earnings supplement, which are available in the investor relations section of its website http://www.lincolnfinancial.com/investor.

Conference Call Information
Lincoln Financial will discuss the company’s fourth-quarter and full-year 2024 results with the investment community in a conference call beginning at 8:00 a.m. Eastern Time on Thursday, February 6, 2025.

The conference call will be broadcast live through the company’s website at www.lincolnfinancial.com/webcast. Please log on to the webcast at least 15 minutes prior to the start of the conference call to download and install any necessary streaming media software. A replay of the call will be available by 10:30 a.m. Eastern Time on February 6, 2025, at www.lincolnfinancial.com/webcast.

About Lincoln Financial
Lincoln Financial helps people confidently plan for their vision of a successful financial future. As of December 31, 2024, approximately 17 million customers trust our guidance and solutions across four core businesses – annuities, life insurance, group protection, and retirement plan services. As of December 31, 2024, the company had $321 billion in end-of-period account balances, net of reinsurance. Headquartered in Radnor, PA., Lincoln Financial is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. Learn more at LincolnFinancial.com.

Contacts:
	Tina Madon	Sarah Boxler
	Investor Relations	Media Relations
	Tina.Madon@LFG.com	Sarah.Boxler@LFG.com

Non-GAAP Measures

Management believes that adjusted income (loss) from operations (or adjusted operating income), adjusted income (loss) from operations available to common stockholders, and adjusted income (loss) from operations per diluted share available to common stockholders better explain the results of the company’s ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company’s current business as the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments. Management also believes that using book value, excluding accumulated other comprehensive income (“AOCI”), and adjusted book value per share enables investors to analyze the amount of our net worth that is primarily attributable to our business operations. Book value per share, excluding AOCI is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates. Adjusted book value per share is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.

For the historical periods, reconciliations of non-GAAP measures used in this press release to the most directly comparable GAAP measure may be included in this Appendix to the press release and/or are included in the Statistical Supplements for the corresponding periods contained in the Earnings section of the Investor Relations page on our website: http://www.lincolnfinancial.com/investor.

Definitions of Non-GAAP Measures Used in this Press Release

Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share are financial measures we use to evaluate and assess our results. Adjusted income (loss) from operations, adjusted income (loss) from operations available to common stockholders, book value per share, excluding AOCI, and adjusted book value per share, as used in the press release, are non-GAAP financial measures and do not replace GAAP net income (loss), net income (loss) available to common stockholders, and book value per share, including AOCI, the most directly comparable GAAP measures.

Adjusted Income (Loss) from Operations

In the third quarter of 2024, we revised our definition of adjusted income (loss) from operations to exclude the impact of certain additional items that are not indicative of the ongoing operations of the business and may obscure trends in the underlying performance of the Company. The presentation of prior period adjusted income (loss) from operations was recast for such third quarter 2024 revisions to conform to the current period presentation.

Adjusted income (loss) from operations is GAAP net income excluding the following items, as applicable:

•Items related to annuity product features, which include changes in MRBs, including gains and losses and benefit payments, changes in the fair value of the derivative instruments we hold to hedge GLB and GDB riders, net of fee income allocated to support the cost of hedging them, and changes in the fair value of the embedded derivative liabilities of our indexed annuity contracts and the associated index options we hold to hedge them, including collateral expense associated with the hedge program (collectively, “net annuity product features”);
•Items related to life insurance product features, which include changes in the fair value of derivatives we hold as part of VUL hedging, changes in reserves resulting from benefit ratio unlocking associated with the impact of capital markets, and changes in the fair value of the embedded derivative liabilities of our IUL contracts and the associated index options we hold to hedge them (collectively, “net life insurance product features”);
•Credit loss-related adjustments on fixed maturity AFS securities, mortgage loans on real estate and reinsurance-related assets (“credit loss-related adjustments”);
•Changes in the fair value of equity securities, certain derivatives, certain other investments and realized gains (losses) on sales, disposals and impairments of financial assets (collectively, “investment gains (losses)”);

•Changes in the fair value of reinsurance-related embedded derivatives, trading securities and mortgage loans on real estate electing the fair value option (“changes in the fair value of reinsurance-related embedded derivatives, trading securities and certain mortgage loans”);
•Income (loss) from the initial adoption of new accounting standards, accounting policy changes and new regulations, including changes in tax law;
•Income (loss) from reserve changes, net of related amortization, on business sold through reinsurance;
•Losses from the impairment of intangible assets and gains (losses) on other non-financial assets;
•Income (loss) from discontinued operations;
•Other items, which include the following: certain legal and regulatory accruals; severance expense related to initiatives that realign the workforce; transaction and integration costs related to mergers and acquisitions including the acquisition or divestiture, through reinsurance or other means, of businesses or blocks of business; mark-to-market adjustment related to the LNC stock component of our deferred compensation plans (“deferred compensation mark-to-market adjustment”); gains (losses) on modification or early extinguishment of debt; and impacts from settlement or curtailment of defined benefit obligations; and
•Income tax benefit (expense) related to the above pre-tax items, including the effect of tax adjustments such as changes to deferred tax valuation allowances.

Adjusted Income (Loss) from Operations Available to Common Stockholders

Adjusted income (loss) from operations available to common stockholders is defined as after-tax adjusted income (loss) from operations less preferred stock dividends.

Book Value Per Share, Excluding AOCI

Book value per share, excluding AOCI, is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI and preferred stock, by (b) common shares outstanding.
•We provide book value per share, excluding AOCI, to enable investors to analyze the amount of our net worth that is attributable primarily to our business operations.
•Management believes book value per share, excluding AOCI, is useful to investors because it eliminates the effect of items that are unpredictable and can fluctuate significantly from period to period, primarily based on changes in interest rates.
•Book value per share is the most directly comparable GAAP measure.

Adjusted Book Value Per Share

Adjusted book value per share is calculated based upon a non-GAAP financial measure.
•It is calculated by dividing (a) stockholders’ equity, excluding AOCI, preferred stock, MRB-related impacts, GLB and GLB hedge instrument gains (losses), and the difference between amounts recognized in net income (loss) on reinsurance-related embedded derivatives and the underlying asset portfolios (“reinsurance-related embedded derivatives and portfolio gains (losses)”) by (b) common shares outstanding.
•We provide adjusted book value per share to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations.
•Management believes adjusted book value per share is useful to investors because it eliminates the effect of market movements that are unpredictable that can fluctuate significantly from period to period, primarily based on changes in equity markets and interest rates.
•Book value per share is the most directly comparable GAAP measure.

Other Definitions

Holding Company Available Liquidity

Holding company available liquidity consists of cash and invested cash, excluding cash held as collateral, and certain short-term investments that can be readily converted into cash, net of commercial paper outstanding.

Sales

Sales as reported consist of the following:
•Annuities and Retirement Plan Services – deposits from new and existing customers;
•Universal life insurance (“UL”), indexed universal life insurance (“IUL”), variable universal life insurance (“VUL”) – first-year commissionable premiums plus 5% of excess premiums received;
•MoneyGuard® linked-benefit products – MoneyGuard® (UL), 15% of total expected premium deposits, and MoneyGuard Market AdvantageSM (VUL), 150% of commissionable premiums;
•Executive Benefits – insurance and corporate-owned UL and VUL, first-year commissionable premiums plus 5% of excess premium received, and single premium bank-owned UL and VUL, 15% of single premium deposits;
•Term – 100% of annualized first-year premiums; and
•Group Protection – annualized first-year premiums from new policies.

Lincoln National Corporation
Reconciliation of Net Income to Adjusted Income from Operations and
Average Stockholders' Equity to Adjusted Average Stockholders' Equity

	For the		For the
(in millions, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023 (1)	2024	2023 (1)

Net Income (Loss) Available to Common
Stockholders – Diluted	$1,675	$(1,246)	$3,187	$(835)
Less:
Preferred stock dividends declared	(11)	(11)	(91)	(82)
Adjustment for deferred units of LNC stock in our
deferred compensation plans	—	—	3	(1)
Net Income (Loss)	1,686	(1,235)	3,275	(752)
Less:
Net annuity product features, pre-tax	1,187	(1,008)	2,508	68
Net life insurance product features, pre-tax	46	(225)	(207)	(393)
Credit loss-related adjustments, pre-tax	(28)	(27)	(152)	(80)
Investment gains (losses), pre-tax (2)	(67)	167	(483)	(959)
Changes in the fair value of reinsurance-related
embedded derivatives, trading securities and certain
mortgage loans, pre-tax (3)	587	(776)	535	(802)
Gains (losses) on other non-financial assets – sale of
subsidiaries/businesses, pre-tax (4)	—	—	582	—
Other items, pre-tax (5)(6)(7)(8)	(32)	(32)	(270)	(55)
Income tax benefit (expense) related
to the above pre-tax items	(350)	403	(553)	479
Total adjustments	1,343	(1,498)	1,960	(1,742)
Adjusted Income (Loss) from Operations	$343	$263	$1,315	$990
Add:
Preferred stock dividends declared	(11)	(11)	(91)	(82)
Adjusted Income (Loss) from Operations Available to Common Stockholders	$332	$252	$1,224	$908

Earnings (Loss) Per Common Share – Diluted (9)
Net income (loss)	$9.63	$(7.35)	$18.41	$(4.92)
Adjusted income (loss) from operations	1.91	1.47	7.07	5.32

Stockholders’ Equity, Average
Stockholders' equity	$8,641	$5,046	$8,022	$5,437
Less:
Preferred stock	986	986	986	986
AOCI	(3,860)	(5,979)	(3,815)	(5,563)
Stockholders’ equity, excluding AOCI and preferred stock	11,515	10,039	10,851	10,014
MRB-related impacts	2,656	1,314	2,380	257
GLB and GDB hedge instruments gains (losses)	(2,913)	(1,857)	(2,695)	(1,155)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(396)	(318)	(445)	(80)
Adjusted average stockholders' equity	$12,168	$10,900	$11,611	$10,992

(1)	Prior period impacts have been recast to conform to the current period presentation. See definitions of Non-GAAP measures earlier in this release.
(2)	Includes intent to sell impairments during the second and third quarters of 2023 of certain fixed maturity AFS securities in an unrealized loss position, resulting from the Company’s intent to sell these securities as part of the fourth quarter 2023 reinsurance transaction.
(3)	Includes primarily changes in the fair value of the embedded derivative related to the fourth quarter 2023 reinsurance transaction.
(4)	Relates to the sale of our wealth management business, which provided approximately $650 million of statutory capital benefit.

(5)	For the fourth quarter of 2024, includes certain legal accruals of $(15) million and regulatory accruals of $(12) million related to estimated state guaranty fund assessments net of estimated state premium tax recoveries; for the year ended 2024, includes certain legal accruals of
$(129) million, primarily attributable to a first quarter 2024 accrual related to the settlement of cost of insurance litigation, and regulatory accruals of $(12) million; for the year ended 2023, includes certain legal accruals of $(12) million.
(6)	Includes severance expense related to initiatives to realign the workforce of $(2) million in the fourth quarter of 2024, and $(74) million and
$(7) million for the years ended 2024 and 2023, respectively.
(7)	Includes transaction and integration costs related to mergers, acquisitions and divestitures of $(1) million and $(26) million in the fourth quarters of 2024 and 2023, respectively, and $(40) million and $(34) million for the years ended 2024 and 2023, respectively.
(8)	Includes deferred compensation mark-to-market adjustment of $(2) million and $(6) million in the fourth quarters of 2024 and 2023, respectively, and $(15) million and $(2) million for the years ended 2024 and 2023, respectively.
(9)	In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

Lincoln National Corporation
Reconciliation of Book Value per Share

	As of the Three Months Ended
	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24
Book Value Per Common Share
Book value per share	$34.81	$38.46	$40.78	$46.97	$42.60
Less:
AOCI	(20.49)	(23.17)	(25.59)	(15.70)	(29.46)
Book value per share, excluding AOCI	55.30	61.63	66.37	62.67	72.06
Less:
MRB-related gains (losses)	6.38	15.10	15.66	12.56	18.51
GLB and GDB hedge instruments gains (losses)	(12.29)	(15.69)	(16.22)	(16.17)	(17.91)
Reinsurance-related embedded derivatives and portfolio gains (losses)	(3.76)	(2.79)	(1.58)	(3.76)	(0.88)
Adjusted book value per share	$64.97	$65.01	$68.51	$70.04	$72.34

Lincoln National Corporation
Digest of Earnings

	For the
(in millions, except per share data)	Three Months Ended
	December 31,
	2024	2023

Revenues	$5,063	$700

Net Income (Loss)	$1,686	$(1,235)
Preferred stock dividends declared	(11)	(11)
Net Income (Loss) Available to Common
Stockholders – Diluted	$1,675	$(1,246)

Net Income (Loss) Per Common Share – Basic	$9.80	$(7.35)
Net Income (Loss) Per Common Share – Diluted (2)	$9.63	$(7.35)

Average Shares – Basic	170,939,128	169,661,997
Average Shares – Diluted	174,016,536	170,422,512

	For the
	Twelve Months Ended
	December 31,
	2024	2023

Revenues	$18,442	$11,645

Net Income (Loss)	$3,275	$(752)
Preferred stock dividends declared	(91)	(82)
Adjustment for deferred units of LNC stock in our
deferred compensation plans (1)	3	(1)
Net Income (Loss) Available to Common
Stockholders – Diluted	$3,187	$(835)

Net Income (Loss) Per Common Share – Basic	$18.66	$(4.92)
Net Income (Loss) Per Common Share – Diluted	$18.41	$(4.92)

Average Shares – Basic	170,597,104	169,562,903
Average Shares – Diluted	173,080,425	170,738,655

(1)    We exclude deferred units of LNC stock that are antidilutive from our diluted earnings per share calculation.
(2)     In periods where a net loss or adjusted loss from operations is presented, basic shares are used in the diluted EPS and adjusted diluted EPS calculations, as the use of diluted shares would result in a lower loss per share.

FORWARD-LOOKING STATEMENTS – CAUTIONARY LANGUAGE

Certain statements made in this press release and in other written or oral statements made by Lincoln or on Lincoln’s behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements may contain words like: “anticipate,” “believe,” “estimate,” “expect,” “project,” “shall,” “will” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in Lincoln’s businesses, prospective services or products, future performance or financial results and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those expressed in or implied by such forward-looking statements due to a variety of factors, including:

•Weak general economic and business conditions that may affect demand for our products, account balances, investment results, guaranteed benefit liabilities, premium levels and claims experience;
•Adverse global capital and credit market conditions that may affect our ability to raise capital, if necessary, and may cause us to realize impairments on investments and certain intangible assets, including goodwill and the valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;
•The inability of our subsidiaries to pay dividends to the holding company in sufficient amounts, which could harm the holding company’s ability to meet its obligations;
•Legislative, regulatory or tax changes, both domestic and foreign, that affect: the cost of, or demand for, our subsidiaries’ products; the required amount of reserves and/or surplus; our ability to conduct business; our affiliate reinsurance arrangements; and restrictions on the payment of revenue sharing and 12b-1 distribution fees;
•Changes in tax law or the interpretation of or application of existing tax laws that could impact our tax costs and the products that we sell;
•The impact of regulations adopted by the Securities and Exchange Commission (“SEC”), the Department of Labor or other federal or state regulators or self-regulatory organizations that could adversely affect our distribution model and sales of our products and result in additional disclosure and other requirements related to the sale and delivery of our products;
•The impact of new and emerging rules, laws and regulations relating to privacy, cybersecurity and artificial intelligence that may lead to increased compliance costs, reputation risk and/or changes in business practices;
•Increasing scrutiny and evolving expectations and regulations regarding ESG matters that may adversely affect our reputation and our investment portfolio;
•Actions taken by reinsurers to raise rates on in-force business;
•Declines in or sustained low interest rates causing a reduction in investment income, the interest margins of our businesses and demand for our products;
•Rapidly increasing or sustained high interest rates that may negatively affect our profitability, value of our investment portfolio and capital position and may cause policyholders to surrender annuity and life insurance policies, thereby causing realized investment losses;
•The impact of the implementation of the provisions of the European Market Infrastructure Regulation relating to the regulation of derivatives transactions;
•The initiation of legal or regulatory proceedings against us, and the outcome of any legal or regulatory proceedings, such as: adverse actions related to present or past business practices common in businesses in which we compete; adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and class action cases; new decisions that result in changes in law; and unexpected trial court rulings;
•A decline or continued volatility in the equity markets causing a reduction in the sales of our subsidiaries’ products; a reduction of asset-based fees that our subsidiaries charge on various investment and insurance products; and an increase in liabilities related to guaranteed benefit riders, which are accounted for as market risk benefits, of our subsidiaries’ variable annuity products;
•Ineffectiveness of our risk management policies and procedures, including our various hedging strategies;
•A deviation in actual experience regarding future policyholder behavior, mortality, morbidity, interest rates or equity market returns from the assumptions used in pricing our subsidiaries’ products and in establishing related insurance reserves, which may reduce future earnings;
•Changes in accounting principles that may affect our consolidated financial statements;

•Lowering of one or more of our debt ratings issued by nationally recognized statistical rating organizations and the adverse effect such action may have on our ability to raise capital and on our liquidity and financial condition;
•Lowering of one or more of the insurer financial strength ratings of our insurance subsidiaries and the adverse effect such action may have on the premium writings, policy retention, profitability of our insurance subsidiaries and liquidity;
•Significant credit, accounting, fraud, corporate governance or other issues that may adversely affect the value of certain financial assets, as well as counterparties to which we are exposed to credit risk, requiring that we realize losses on financial assets;
•Interruption in or failure of the telecommunication, information technology or other operational systems of the company or the third parties on whom we rely or failure to safeguard the confidentiality or privacy of sensitive data on such systems, including from cyberattacks or other breaches in security of such systems;
•The effect of acquisitions and divestitures, including the inability to realize the anticipated benefits of acquisitions and dispositions of businesses and potential operating difficulties and unforeseen liabilities relating thereto, as well as the effect of restructurings, product withdrawals and other unusual items;
•The inability to realize or sustain the benefits we expect from, greater than expected investments in, and the potential impact of efforts related to, our strategic initiatives;
•The adequacy and collectability of reinsurance that we have obtained;
•Pandemics, acts of terrorism, war or other man-made and natural catastrophes that may adversely impact liabilities for policyholder claims, affect our businesses and increase the cost and availability of reinsurance;
•Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that our subsidiaries can charge for their products;
•The unknown effect on our subsidiaries’ businesses resulting from evolving market preferences and the changing demographics of our client base; and
•The unanticipated loss of key management or wholesalers.

The risks and uncertainties included here are not exhaustive. Our most recent Form 10-K, as well as other reports that we file with the SEC, include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

The reporting of Risk-Based Capital (“RBC”) measures is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.